Exhibit 99.1

VERITAS DGC INC. APPOINTS NEW CHIEF FINANCIAL OFFICER

Houston, Texas – August 9, 2004 – Veritas DGC Inc. (NYSE & TSE: VTS) announced today that its Board of Directors has appointed Mark E. Baldwin Executive Vice President, Chief Financial Officer & Treasurer effective August 23, 2004.

Prior to his appointment and since 2003, Mr. Baldwin was an operating partner in First Reserve Corporation, a privately held oilfield services equity firm.  From 2001 to 2002, he served as executive vice president/chief financial officer of Nexitraone, LLC, a privately held telecommunications company.  From 1997 to 2001, Mr. Baldwin was chairman/chief executive officer of Pentacon, Inc., then a publicly traded distributor of aerospace and industrial fasteners.  For the seventeen years prior to 1997, Mr. Baldwin held a number of progressively more responsible financial and operating positions with Keystone International, Inc., then a publicly traded manufacturer of flow control devices.  For the four years ending in 1980, he served as an accountant with a national accounting firm.  Mr. Baldwin is currently a director of T-3 Energy Services, Inc., a publicly traded provider of oilfield products and services, and from April 2003 until March 2004 served as chairman of its board of directors.

“We are extremely pleased to have Mark join Veritas”, commented Thierry Pilenko, Chairman & Chief Executive Officer of Veritas DGC Inc. “Mark is bringing a broad experience that complements the skills of the management team at a very interesting time for our company and our industry, with many growth opportunities.”

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical, geological and reservoir technologies to the petroleum industry worldwide.

For additional information regarding Veritas DGC Inc., please visit www.veritasdgc.com or contact:

Mindy Ingle, Investor Relations	(832) 351-8821